FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 8, 2018	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter and Full Year 2017 Results

West Des Moines, Iowa, February 8, 2018 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2017	2016
Net income attributable to FBL Financial Group	$108,499	$26,880
Non-GAAP operating income(1)	24,804	25,575
Earnings per common share (assuming dilution):
Net income	4.33	1.07
Non-GAAP operating income(1)	0.99	1.02

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the fourth quarter of 2017 of $108.5 million, or $4.33 per diluted common share, compared to $26.9 million, or $1.07 per diluted common share, for the fourth quarter of 2016. Non-GAAP operating income(1) totaled $24.8 million, or $0.99 per common share, for the fourth quarter of 2017, compared to $25.6 million, or $1.02 per common share, for the fourth quarter of 2016. Fourth quarter 2017 earnings per share reflects:

•	A one-time benefit from the Tax Cuts and Jobs Act of 2017 (Tax Act) enacted December 22, 2017 of $85.8 million ($3.42 per share)

•	The benefit of other investment-related income of $0.13 per share

•	Unfavorable mortality results in the Life Insurance and Corporate & Other segments

•	Lower interest sensitive product charges and higher benefit reserves totaling $0.10 per share due to the correction of product charges on a closed block of life insurance business

Non-GAAP operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"Fourth quarter 2017 earnings results cap off a year in which FBL Financial Group achieved record highs in full year net income and non-GAAP operating income per share. At the same time we maintained a strong capital position and distributed $81 million to our shareholders in 2017 via special and regular dividends," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "We are well positioned as we move forward in 2018, focused on financial discipline and supporting our Farm Bureau Financial Services agents as they serve clients, fulfilling our purpose to protect livelihoods and futures."

Taxes. Fourth quarter 2017 results include an $85.8 million, or $3.42 per diluted share, benefit from the enactment of the Tax Act. Under the Tax Act, the federal statutory tax rate was changed from 35 percent to 21 percent, effective for 2018. The $85.8 million benefit is due to the remeasurement of net deferred tax liabilities using the reduced corporate tax rate. This was a one-time, non-cash accounting adjustment. FBL Financial Group estimates that its 2018 effective tax rate will be between 17 and 20 percent. This compares to an effective tax rate of 31.7 percent for 2017, excluding the benefit of the Tax Act.

Product Revenues. Premiums and product charges for the fourth quarter of 2017 totaled $75.8 million compared to $78.4 million in the fourth quarter of 2016. Interest sensitive product charges decreased nine percent while traditional life insurance premiums were essentially even compared to the prior year quarter. Interest sensitive product charges were negatively impacted by a $3.5 million adjustment in the fourth quarter of 2017 due to the correction of product charges on a closed block of life insurance business. Premiums collected(2) in the fourth quarter of 2017 totaled $153.7 million compared to $173.2 million in the fourth quarter of 2016. Annuity premiums collected decreased 22 percent while life insurance premiums collected were flat.

Investment Income. Net investment income in the fourth quarter of 2017 totaled $107.3 million, compared to $101.5 million in the fourth quarter of 2016. The increase is primarily due to an increase in average invested assets as well as an increase in other investment-related income. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 5.30 percent for the year ended December 31, 2017, compared to 5.32 percent for the year ended December 31, 2016. At December 31, 2017, 97 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $153.4 million in the fourth quarter of 2017, compared to $149.0 million in the fourth quarter of 2016. Death benefits, net of reinsurance and reserves released, totaled $29.2 million in the fourth quarter of 2017, compared to $31.7 million in the fourth quarter of 2016. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the fourth quarter of 2017, FBL Financial Group recognized net realized losses on investments of $3.9 million attributable to impairments. Included in this amount is $2.4 million of impairment losses related to a decline in value of low income housing tax credit investments as a result of the Tax Act.

Stock Repurchases. During the fourth quarter of 2017, FBL Financial Group repurchased 3,511 shares of its Class A common stock. FBL Financial Group has $49.2 million remaining under its current stock repurchase program.

Capital and Book Value. As of December 31, 2017, the book value per share of FBL Financial Group common stock totaled $55.59, compared to $47.61 at December 31, 2016. Book value per share, excluding accumulated other comprehensive income(3), totaled $46.09 at December 31, 2017, compared to $41.60 at December 31, 2016. The enactment of the Tax Act resulted in a $3.53 per share increase to book value and a $3.44 per share increase to book value excluding accumulated other comprehensive income(3). The December 31, 2017 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 552 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 9, 2018, at 9:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Interest sensitive product charges	$26,275	$28,939	$112,936	$111,928
Traditional life insurance premiums	49,547	49,489	195,330	196,914
Net investment income	107,347	101,549	415,199	404,170
Net realized capital gains on sales of investments	—	3,139	599	3,106

Total other-than-temporary impairment losses	(3,853)	(3,551)	(3,986)	(7,320)
Non-credit portion in other comprehensive income	—	929	—	2,451
Net impairment losses recognized in earnings	(3,853)	(2,622)	(3,986)	(4,869)

Other income	3,689	3,685	15,400	15,165
Total revenues	183,005	184,179	735,478	726,414

Benefits and expenses:
Interest sensitive product benefits	63,661	59,726	251,878	238,586
Traditional life insurance benefits	44,826	47,623	173,023	177,682
Policyholder dividends	2,543	2,560	10,140	10,574
Underwriting, acquisition and insurance expenses	36,649	33,530	134,878	135,967
Interest expense	1,212	1,212	4,850	4,850
Other expenses	4,520	4,319	18,382	16,966
Total benefits and expenses	153,411	148,970	593,151	584,625
	29,594	35,209	142,327	141,789
Income tax benefit (expense)	76,573	(11,373)	40,729	(46,010)
Equity income, net of related income taxes	2,340	3,047	11,299	11,440
Net income	108,507	26,883	194,355	107,219
Net loss (income) attributable to noncontrolling interest	(8)	(3)	(28)	4
Net income attributable to FBL Financial Group, Inc.	$108,499	$26,880	$194,327	$107,223

Earnings per common share - assuming dilution	$4.33	$1.07	$7.75	$4.28

Weighted average common shares	25,039,449	25,007,438	25,038,334	24,985,400
Effect of dilutive securities	17,087	32,662	19,111	43,683
Weighted average common shares - diluted	25,056,536	25,040,100	25,057,445	25,029,083

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Non-GAAP Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized non-GAAP operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Non-GAAP operating income equals net income attributable to FBL Financial Group adjusted to exclude the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments and the change in net unrealized gains and losses on derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed annuities are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of non-GAAP operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$108,499	$26,880	$194,327	$107,223
Adjustments:
Initial impact of the Tax Act	(85,797)	—	(85,797)	—
Net realized gains/losses on investments (a)	2,578	(429)	2,381	713
Change in net unrealized gains/losses on derivatives(a)	(476)	(876)	(2,549)	(1,485)
Non-GAAP operating income	$24,804	$25,575	$108,362	$106,451

Non-GAAP operating income per common share - assuming dilution	$0.99	$1.02	$4.32	$4.25

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2017	December 31, 2016
Book value per share	$55.59	$47.61
Less: Per share impact of accumulated other comprehensive income	9.50	6.01
Book value per share, excluding accumulated other comprehensive income	$46.09	$41.60

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $236.8 million at December 31, 2017 and $149.6 million at December 31, 2016. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2017	December 31, 2016
Assets
Investments	$8,620,243	$8,174,660
Cash and cash equivalents	52,696	33,583
Deferred acquisition costs	302,611	330,324
Other assets	439,100	430,495
Assets held in separate accounts	651,963	597,072
Total assets	$10,066,613	$9,566,134

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,050,465	$6,799,417
Other policy funds, claims and benefits	634,128	638,848
Debt	97,000	97,000
Other liabilities	244,207	245,539
Liabilities related to separate accounts	651,963	597,072
Total liabilities	8,677,763	8,377,876

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	153,589	152,903
Class B common stock	72	72
Accumulated other comprehensive income	236,757	149,555
Retained earnings	995,374	882,672
Total FBL Financial Group, Inc. stockholders' equity	1,388,792	1,188,202
Noncontrolling interest	58	56
Total stockholders' equity	1,388,850	1,188,258
Total liabilities and stockholders' equity	$10,066,613	$9,566,134

Common shares outstanding	24,930,526	24,893,955

####